410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of George C. Roeth as Board Member
and Michael A. McPherson as Chief Development Officer
and Declaration of Quarterly Dividends

CHICAGO-(October 13, 2016)- Oil-Dri Corporation of America (the “Company”) (NYSE: ODC) announced that effective today, George C. Roeth, President and Chief Executive Officer of Central Garden & Pet Company, has been appointed to its Board of Directors.
Mr. Roeth joined the Board of Directors of Central Garden & Pet Company in 2015 and was named President and Chief Executive Officer of that company in 2016. He also currently serves on the board of the East Oakland Youth Development Foundation.
Until recently, Mr. Roeth advised on consumer packaged goods investments while serving on the Gryphon Investors Executive Advisory Board.
Mr. Roeth spent the majority of his career in several senior-level marketing and operations roles at The Clorox Company (“Clorox”). Most recently, he served as Chief Operating Officer of Lifestyle, Household and Global Operating Functions. Mr. Roeth also served as Chairman of the Board for the Clorox and Procter & Gamble Glad Products Joint Venture.
Daniel S. Jaffee, President and Chief Executive Officer stated, “I am very pleased to welcome George to our Board of Directors. I am certain that given our current business focus, George’s wealth of knowledge and extensive experience in the consumer packaged goods industry will be beneficial to Oil-Dri.”

Mr. Roeth received a Bachelor of Science in Business Administration from the University of California at Berkeley in 1983 and earned a Master’s in Business Administration from Kellogg Graduate School of Management of Northwestern University in 1987.

Also effective today, Oil-Dri’s Board of Directors appointed Michael A. McPherson as Chief Development Officer (“CDO”) and an executive officer of the company. In his expanded role, Mr. McPherson will lead an internal team in ensuring the Company’s new product and business development efforts are successful from conception through commercialization.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

In announcing Mr. McPherson’s promotion, Daniel Jaffee stated that, “Mike’s promotion is well-deserved. His dedication and acumen is an enormous asset to Oil-Dri. In his new role, Mike will focus on internal alignment behind the most critical development projects and work to ensure that our efforts are resourced, funded, and implemented in a manner that aligns Oil-Dri for success.”

Mr. McPherson joined the Oil-Dri team in 2003. He has served as Vice President of Business-to-Business Marketing and Business Development since 2013. His background is in sales and marketing management, international market development and new technology commercialization.

Prior to Oil-Dri, Mr. McPherson served as Market Director, Latin America at The Dexter Corporation and General Manager of Dexter Mexicana S.A. de C.V. its Mexican subsidiary. He relocated to Mexico to oversee the design and construction of a coatings formulation plant and to expand its business in the region.

He earned his Master’s in Business Administration from Northern Illinois University.

In addition to his new role as CDO, Mr. McPherson will continue to oversee Oil-Dri’s Business-to-Business Marketing Department and Corporate Communications.

In addition to the Company’s new appointments, the Board of Directors today declared quarterly cash dividends of $0.22 per share of the Company’s Common Stock and $0.165 per share of the Company’s Class B Stock.

The dividends declared today will be payable on December 2, 2016, to stockholders of record at the close of business on November 18, 2016. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last thirteen years.

The Company expects to release earnings for its first quarter of fiscal year 2017 after the close of the U.S. stock market on Thursday, December 8, 2016 and to host an earnings teleconference on Friday, December 9, 2016. Teleconference details will be communicated via web alert approximately one week prior to the call.

Oil-Dri will host its Annual Meeting of Stockholders on Tuesday, December 13, 2016 starting at 9:30 am, Central Time. The meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The record date for voting eligibility at the Annual Meeting is October 17, 2016.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty, industrial and automotive markets and is a leading manufacturer of cat litter.

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Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256